Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Combined Financial Information

On April 1, 2008, a newly-formed and indirect, wholly-owned Delaware subsidiary of the Company, LaJobi, Inc. (“LJ”), entered into an Asset Purchase Agreement (the “Asset Agreement”) with LaJobi Industries, Inc., a New Jersey corporation (“LaJobi”), and each of Lawrence Bivona and Joseph Bivona, for the purchase of substantially all of the assets used in the business of LaJobi and specified obligations. The transactions contemplated by the Asset Agreement (the “Asset Purchase”) were consummated as of April 2, 2008.  Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Asset Agreement, which is filed as Exhibit 2.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended (the “2007 10-K”).

The aggregate purchase price payable for LaJobi was equal to: $47.0 million, reduced by the amount of assumed indebtedness (including capitalized lease obligations), as further increased or decreased by the amount that Final Working Capital is greater or less than $7.3 million.  At Closing, LJ paid $44.5 million in cash to LaJobi, plus $3.2 million (the estimated amount of a working capital adjustment).  Any adjustment between the estimated and final working capital adjustment will be made after the Closing, as set forth in the Asset Agreement.  The remaining $2.5 million of the purchase price was deposited in escrow at Closing in respect of potential indemnification claims.

As additional consideration, if the following conditions have been satisfied, LJ will pay the amounts described below:

(a)     Subject to paragraph (b) below, provided that the EBITDA of LaJobi’s business (the “Business”) (determined as provided in the Asset Agreement) has grown at a compound annual growth rate (“CAGR”) of not less than 4% during the period from January 1, 2008 through December 31, 2010 (the “Measurement Date”), as compared to the specified EBITDA of the Business for calendar year 2007, LJ will pay to LaJobi a percentage of the Agreed Enterprise Value of LJ as of the Measurement Date or Early Measurement Date (as defined in paragraph (b) below), as the case may be. The amount of such payment will range from zero to a maximum amount of $15.0 million (the “LaJobi Earnout Consideration”). The “Agreed Enterprise Value” will be the product of (i) the Business’s EBITDA during the twelve (12) months ending on the Measurement Date or Early Measurement Date (or, in the event an Early Measurement Date selected by LaJobi as permitted by the Asset Agreement is a date prior to January 1, 2009, the annualized EBITDA of the Business for such period), as the case may be, multiplied by (ii) an applicable multiple (ranging from 5 to 9) depending on the specified levels of CAGR achieved, subject to the $15.0 million cap described above.

(b)     In the event LJ, prior to the Measurement Date, relocates the principal location of the Business beyond an agreed distance, the calculation of the LaJobi Earnout Consideration may be accelerated upon election of LaJobi. For purposes of determining the LaJobi Earnout Consideration, the CAGR shall be based on the period from January 1, 2008 through the last day of the month (the “Early Measurement Date”) immediately preceding the date of the relocation. In such event, any LaJobi Earnout Consideration payable will be discounted, at the Agreed Rate, from the scheduled payment date to, and including, such early payment date.

In connection with the Asset Purchase, the Company paid a finder’s fee to a financial institution in the amount of $1.5 million at the closing of the transaction, and has agreed to pay to such financial institution 1% of the Agreed Enterprise Value of LJ, payable in the same manner and at the same time as the LaJobi Earnout Consideration is paid to LaJobi.

In connection with, among other things, the Asset Purchase, the credit agreement (and related documentation) pertaining to the Company’s infant and juvenile segment with LaSalle Bank National Association was amended and restated as of April 2, 2008, to, inter alia, increase the facilities available thereunder and permit the Asset Purchase.

The following sets forth certain unaudited pro forma combined financial information of Russ Berrie and Company, Inc. and subsidiaries (the “Company”) as of March 31, 2008 and for the year ended December 31, 2007 and the three months ended March 31, 2008.  The unaudited pro forma combined balance sheet as of March 31, 2008 combines the historical consolidated balance sheet of the Company as of March 31, 2008 with the historical consolidated balance sheet of LaJobi at March 31, 2008 and gives effect to the Asset Purchase and related financing as if such transactions occurred on March 31, 2008.  The unaudited pro forma combined statements of operations for the year ended December 31, 2007 and the three months ended March 31, 2008 combine the historical consolidated statements of operations of the Company for the respective periods with the historical consolidated statements of income of LaJobi for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively, and gives effect to the Asset Purchase and related financing as if such transactions occurred on January 1, 2007.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable and which have been made solely for the purposes of developing such pro forma information.  The historical financial information of LaJobi has been derived from the financial statements of LaJobi included in this Current Report on Form 8-K/A.  Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies or additional consideration as such consideration is not considered probable at this time.  Pro forma adjustments reflect the recording of the fair value of the assets acquired and the liabilities to be assumed of LaJobi.  The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the Company’s results of operations or financial position that would have resulted had the Asset Purchase been consummated as of the dates or for the periods indicated.  Additionally, the pro forma combined statements of operations should not be considered indicative of expected future results.  The Asset Purchase has been accounted for herein by the purchase method of accounting.  The pro forma information reflects preliminary estimates of the allocation of the amounts paid at closing which will be adjusted upon receipt of valuations currently in process.

The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s 2007 10-K, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and the financial statements of LaJobi included this Current Report on Form 8-K/A.

Russ Berrie and Company Inc.

Unaudited Pro Forma Combined Balance Sheet

March 31, 2008

(in thousands)

	Historical Russ Berrie & Co. Inc.	Historical LaJobi	Pro Forma Adjustments		Pro Forma Combined
Current Assets:
Cash and cash equivalents	$17,330	$21	$(21	)(a)	$17,330
Accounts receivable, net	60,209	9,137	—		69,346
Related party receivable	—	41	—		41
Inventory, net	54,028	5,063	—		59,091
Prepaid expenses and other current assets	2,845	315	—		3,160
Income tax receivable	761	—	—		761
Deferred income taxes	1,611	—	—		1,611

Total Current Assets	136,784	14,577	(21)		151,340

Property, plant and equipment, net	12,596	243	—		12,839
Goodwill	120,773	—	41,637	(b)	162,410
Intangible assets	51,168	—	2,674	(a)	53,842
Restricted cash	944	—	—		944
Deferred income taxes	861	—	—		861
Other assets	5,533	61	804	(c)	6,398

Total assets	$328,659	$14,881	$45,094		$388,634

Current Liabilities:
Current portion of long-term debt	$12,000	$—	$14,400	(d)	$26,400
Short-term debt	26,813	2,791	(2,791	)(a)	26,813
Leases Payable	—	91	(83	)(a)	8
Accounts payable	10,150	2,688	(297	)(a)	12,541
Accrued expenses	23,654	1,866	281	(a)	25,801
Loan guarantee payable	—	930	(930	)(a)	—
Income taxes payable	2,678	—	—		2,678

Total current liabilities	75,295	8,366	10,580		94,241

Income taxes payable long-term	9,406	—	—		9,406
Deferred income taxes	3,736	—	—		3,736
Long-term debt net of current portion	29,000	—	38,662	(d)(c)	67,662
Leases payable long-term	—	24	—		24
Other long-term liabilities	4,049	—	2,343	(a)	6,392

Total liabilities	121,486	8,390	51,585		181,461

Stockholders’ Equity:
Common stock	2,674	1	(1	)(e)	2,674
Additional paid in capital	91,289	60	(60	)(e)	91,289
Retained earnings	202,228	6,430	(6,430	)(e)	202,228
Accumulated other comprehensive income	17,065	—	—		17,065
Treasury stock, at cost	(106,083)	—	—		(106,083)

Total stockholders’ equity	207,173	6,491	(6,491)		207,173

Total liabilities and equity	$328,659	$14,881	$45,094		$388,634

Russ Berrie and Company Inc.

Unaudited Pro Forma Combined Statement of Operations

Year End December 31, 2007

(in thousands, except per share data)

	Historical Russ Berrie & Co. Inc.	Historical LaJobi	Pro Forma Adjustments		Pro Forma Combined

Net sales	$331,173	$54,249	$—		$385,422

Cost of goods sold	205,792	37,512	—		243,304

Gross profit	125,381	16,737	—		142,118

Selling, general and administrative expenses	110,152	9,164	(650	)(i)	118,666
Operating income	15,229	7,573	650		23,452

Other (expense) income:
Interest expense, including amortization of deferred financing costs	(4,947)	(537)	(4,403	)(f)(g)	(9,887)
Interest and investment income	607	29	—		636
Other, net	963	—	—		963
	(3,377)	(508)	(4,403)		(8,288)
Income before provision for income taxes	11,852	7,065	(3,753)		15,164

Provision for income taxes	2,944	2	1,323	(h)	4,269

Net income	$8,908	$7,063	$(5,076)		$10,895

Net income per share
Basic	$0.42				$0.52
Diluted	$0.42				$0.51

Weighted average shares:
Basic	21,130,000				21,130,000
Diluted	21,215,000				21,215,000

Russ Berrie and Company Inc.

Unaudited Pro Forma Combined Statement of Operations

Three Months Ended March 31, 2008

(in thousands, except per share data)

	Historical Russ Berrie & Co. Inc,	Historical LaJobi, Inc.	Pro Forma Adjustments		Pro Forma Combined

Net sales	$75,924	$16,955	$—		$92,879

Cost of goods sold	45,366	11,516	—		56,882

Gross profit	30,558	5,439	—		35,997

Selling, general and administrative expenses	26,984	2,764	—		29,748
Operating income	3,574	2, 675	—		6,249
Other (expense) income:
Interest expense, including amortization of deferred financing costs	(1,192)	(115)	(903	)(f)(g)	(2,210)
Interest and investment income	165	6	—		171
Other, net	428	—	—		428
	(599)	(109)	(903)		(1,611)

Income before provision for income taxes	2,975	2,566	(903)		4,638

Provision for income taxes	975	—	665	(h)	1,640

Net income	$2,000	$2,566	$(1,568)		$2,998

Net per share
Basic	$0.09				$0.14
Diluted	$0.09				$0.14

Weighted average Shares
Basic	21,300,000				21,300,000
Diluted	21,325,000				21,325,000

Russ Berrie and Company Inc.

Notes to the Unaudited Pro Forma

Combined Financial Statements

(in thousands)

Basis of Presentation

Preliminary Estimated Purchase Price Allocation

Pursuant to the purchase method of accounting, the excess purchase price over the fair value of net assets acquired has been preliminary allocated to goodwill in its entirety for the Pro Forma Financial Statements herein and therefore no amortization is reflected in the Pro Forma adjustments presented. A valuation of such assets acquired and liabilities assumed and the resulting allocation of such valuation is currently in progress, but incomplete.  Management currently estimates that the valuation of amortizable intangibles will range from approximately $10 million to $20 million (with amortization schedules depending on the final classification of all such assets).  Accordingly, the estimated allocation presented herein is subject to change pending the completion of the valuation. Upon finalization of such valuation, the Company will record the final purchase price allocation and related amortization. Such allocation is expected to differ materially from the information presented herein as it will include actual transaction costs and specific amortizable intangibles, the effects of which will decrease future gross margins and operating profits from the pro forma results presented herein.

The preliminary purchase price and related allocation to the estimated fair values of the assets acquired and liabilities assumed, is as follows:

($ in Thousands)
Cash paid at closing to LaJobi shareholders	$44,500
Estimated working capital adjustment paid at closing	3,200
Amount paid in escrow	2,500

Estimated acquisition costs	2,058

Total purchase price	52,258

Assets acquired and liabilities assumed:
Accounts receivable	9,137
Related party receivable	41
Inventory	5,063
Prepaid expense and other current assets	315
Property and equipment	243
Intangible Assets	2,674
Other assets	61
Accounts payable	(2,391)
Accrued expenses	(331)
Lease payable	(32)
Other liabilities	(4,159)
Net assets acquired	10,621

Excess of purchase price over fair value of net assets acquired	$41,637

Russ Berrie and Company Inc.

Notes to the Unaudited Pro Forma

Combined Financial Statements

(in thousands)

The unaudited pro forma combined financial statements have been adjusted for the items set forth below.

(a)	Reflects the elimination of assets and liabilities not purchased and guaranteed minimuim royalty obligations assumed.

	Cash	$(21)
	Intangible assets	2,674
	Short–term debt	(2,791)
	Lease payable	(83)
	Accounts payable	(297)
	Accrued expenses	281
	Loan guarantee payable	(930)
	Long-term liabilities	2,343

(b)	Reflects the allocation of purchase price to the estimated fair value of assets.

	Purchase price including transaction costs	$52,258
	Net book value of assets acquired	(10,621)
	Excess of cost over fair value of net assets acquired (goodwill)	$41,637

(c)	Reflects $804 of deferred financing charges incurred in connection with the $52.3 million financing agreement, which will be amortized over the term of the loan (five years.)

	Deferred financing charges	$804

(d)	Reflects the borrowing to finance the LaJobi acquisition. The loan amortizes quarterly at $3.6 million over five years at which time the remaining balance of the loan must be repaid.

	Short term portion of long term debt	$(14,400)
	Long term debt net of current portion	(37,858)
	Total debt	$(52,258)

(e)	Reflects the elimination of LaJobi historical Equity.

	Common stock	$(1)
	Additional paid in capital	(60)
	Retained earnings	(6,430)
		$(6,491)

		Year ended December 31, 2007	Three Months Ended March 31, 2008
(f)

To reflect interest expense on the loan of $47.0 million at LIBOR plus 2.75%. The average LIBOR rate during 2007 and the first three months of 2008 was 5.24% and 3.76% respectively. An increase in the interest rate of 1% would create additional interest expense of $531 and $133 for the year ended December 31, 2008 and the three months ended March 31, 2008, respectively.

	Interest expense	$3,757	$764

(g)	To reflect amortization of financing cost incurred on debt over the term of the loan (five years.)

	Interest expense	$161	$40

(h)	To reflect a tax provision using a 40% effective rate on the historical LaJobi earnings, to convert from an S Corporation to a C corporation and to tax effect the other pro forma adjustments.

	Tax provision	$1,063	$665

(i)	To eliminate transactions associated with the Blackstone Manufacturing, L.L.C, which was not part of the acquisition

	Selling, general and administrative expenses	$(650)	$—